Exhibit 99.1

American Campus Communities

Fiscal 2004 Third Quarter Earnings Results

November 11, 2004

Operator: Good morning ladies and gentlemen and welcome to the American Campus Communities Third Quarter 2004 Earnings Conference Call. At this time, all participants have been placed on a listen only mode and the floor will be open for your questions following the presentation. I would now like to hand the floor over to Georganne Palffy of Financial Relations Board.

Georganne Palffy: Good morning and thank you all for joining American Campus Communities Third Quarter 2004 Conference Call. The press release along with this call script and slide will be furnished on Form 8-K to provide access to the widest possible audience. In the release the company has reconciled all non GAAP financial measures to those directly comparable GAAP measures in accordance with Reg G requirements. If you did not receive a copy of the release, it is available on the company's website at www.americancampuscommunities.com in the Investor Relations section under Press Releases. Additionally, we're hosting a live webcast of today's call which you can access in the same section. Following this live call an audio webcast will be available for one month on the company's website.

The company will have a few selected slides that will be accompanying their discussion this morning and those can be found on their website in the Investor Relations section. Management will be making forward looking statements today. The reference is to the disclosure in the press release and on the website with the slides as well as SEC filings. Management would like me to inform you that certain statements made during this conference call which are not historical fact may be deemed forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. Although the company believes the expectations reflected in any forward looking statements are based on reasonable assumptions, they are subject to economic risks and uncertainties. The company can provide no assurance that its expectations will be achieved and actual results may vary. Factors and risks that could cause actual results to differ materially from expectations are detailed in the press release, the prospectus and from time to time, in the company's periodic filings with the SEC. The company undertakes no obligation to advise or update any forward looking statements to reflect events or circumstances after the date of this release.

So now, having said all of that, I would like to introduce the management that is with us today. Mr. Bill Bayless, Chief Executive Officer, Mr. Brian Nickel, Chief Investment Officer and Mr. Mark Hager, Chief Financial Officer and now, I would like to turn the call over to Mr. Bayless for his opening comments. Please go ahead sir.

Bill Bayless: Thank you Georganne. Good morning and welcome to our third quarter, 2004 earnings call. As Georganne said, joining me today are Brian Nickel, our Chief Investment Officer and Mark Hager, our Chief Financial Officer. After my overview, Mark will discuss our financial results and our current capital structure and Brian will discuss major transactions for this quarter. We'll then open it up for questions.

As a new public company, I'd like to take a few minutes to recap our IPO as well as to introduce investors to American Campus Communities. Also, being the first student housing company to go public, we'll give a brief insight into the dynamics of the student housing industry. I'll then profile our business segments, particularly as they pertain to recent development and acquisition activities and finally discuss the operations of our properties.

Our IPO was completed on August 17th of this year. We offered 12.1 million shares of common stock at $17.50 per share. On September 15th, 2004, our underwriters exercised their over allotment option to purchase 515,000 additional shares of common stocks, also at $17.50 per share. We currently have approximately 12.7 million shares of common stock and OP units outstanding. Gross proceeds from the offering were 220.8 million dollars. These proceeds along with a portion of the initial advance of 16 million from our revolving credit facility were utilized to pay 22.6 million in offering costs, 85.9 million to purchase all the ownership interest of our predecessor owners, 105.5 million to repay debt and 13.8 million to fund the completion of construction of three new company owned developments that also opened for occupancy in the third quarter. In conjunction with the offering, we secured a 75 million dollar revolving credit facility from a syndicate led by CitiGroup and Deutsche Bank. Upon completion of the offering, we had a total enterprise value of 351.3 million including debt of 128.4 million, excluding the debt from our on campus participating properties. That left us with a debt to market cap ratio of 36.8%, poising us for future growth. With a market capitalization of approximately 350 million dollars, even modest growth will have a substantial effect on our capitalization, allowing us to implement a disciplined growth strategy. Mark will speak to our current capitalization in his discussion.

I'd like to take just a moment to explain some of the dynamics and opportunities in our industry. Currently, ownership of off campus student housing is highly fragmented with the top eight companies owning less than 2% of the total demand for student housing. Opportunities for private sector supply and investment are being fueled by three variables. First, a current and projected increase in college and university enrollment, especially in select states; second, the fact that much of the existing stock of on and off campus student housing is becoming functionally obsolescent as it was constructed in the 1950's, 60's and 70's for the baby boomers and third, the budgetary constraints that exist in many states are forcing colleges and universities to invest their limited capital in core academic infrastructure and programs. The US Department of Education projects that nationally enrollment will climb to 18.2 million students by 2013, an increase of 1.8 million students from 2003. The projected top ten states for enrollment increases are California, New York, Texas, Florida, Massachusetts, North Carolina, Virginia, Arizona, Illinois and Georgia.

We have developed or acquired properties in eight of the top ten growth states and we've established relationships with major systems of higher education in six of those ten. American Campus Communities has an industry leading platform in a sector which offers opportunities for growth and consolidation. We have one of the industry's most experienced management teams with specialized student housing expertise and a proven track record in student housing development, acquisitions and management. Since 1996, the company has completed more than 700 million of development, 8 projects for our own account and 23 for our third party clients, predominantly colleges and universities. Additionally, we've acquired nearly 200 million in properties and have established our reputation as the nation's most proficient manager of student housing. Myself, six other members of our corporate staff at the Vice President level and above, began in this industry as resident assistants. We understand the business at the grass roots level.

We are currently the only public REIT that is solely focused on student housing. Our own portfolio consists of newer, high quality properties that are located in close proximity to major universities. Most of the owned properties feature modern, fully furnished units, offering students private bedroom and private bathroom accommodations. Our properties are highly amenitized with the majority of our properties offering swimming pools, hot tubs, sand volleyball, basketball and/or tennis courts. Large clubhouses with fitness centers, recreation game rooms, social lounges, computer labs and tanning beds. Our properties are comparable to class A multi family and are diligently maintained. Our typical property staffing model includes an on site general manager, assistant manager, leasing staff, maintenance staff and a residence life staff that provides an array of educations, recreational and social programs. We've created an academic -- we've created an environment that is conducive to academic success. We market our modern unit plans and amenities to students and our academically oriented management to parents. We lease our accommodations by the bedroom and parents or guardians are required to co-sign leases. Through our third party development and management services business for colleges and universities, we've developed strong university relationships with some of the nation's most prominent systems of higher education. Our development clients include the State University of New York system, the University of California system, the University of Georgia system, the Texas A & M University system, the Texas state system, the Purdue University system, the University of North Carolina system and the University of Colorado system. We utilize our national reputation as the premier company in the industry not only to further our third party services business, but to create competitive advantages in developing and owning off campus student housing assets. At the closing of the IPO, we owned 16 properties consisting of 3,868 units and 11,773 beds. 12 of those properties are located off campus while 4 properties are located on campus and are operated under participating ground lease from two university systems. We refer to these lease properties as our on campus participating properties.

At the time of the IPO, 3 of -- three of our 12 off campus owned assets were still in development. Since then, we have completed construction and placed those assets into service. These 3 properties are located in San Bernardino, California, Fresno, California and Philadelphia, Pennsylvania serving students of Cal State University, San Bernardino, Fresno State University and Temple University respectively. They total 457 units and 1,635 beds. As of September 30th, 2004 these properties were 99% occupied. One of the benefits of our market is that when developments are completed by the commencement of the new academic year and they are properly marketed and pre leased during construction, they open fully stabilized as opposed to the ramp up of occupancy you typically see in multi family projects. Each of these three new developments exemplifies our core investment strategy which focuses on owning assets that are not as susceptible to market fluctuations.

We acquire and develop properties that are well located to campus, preferably pedestrian or bicycle access in sub markets that have barriers to entry. 10 of our 12 off campus properties are located within one mile of their respective campuses, with 6 located within a half mile of their respective campuses. We acquire or develop properties that also offer product that is differentiated from its competitors. We also utilize our national reputation and academically oriented management approach to establish a relationship with the subject university to either gain their support during the entitlement process or to create a competitive marketing operational advantage.

Let me expand on this before providing an overview of our three new assets. In the case of our Fresno State development, we acquired one of the few development sites with pedestrian access to the campus. Our research identified an absence of high quality, well amenitized off campus student housing in the marketplace. The lack of quality off campus housing was a detriment to the university in recruiting new students and retaining existing students. In an effort to create a win-win situation with the University, we entered into a marketing agreement that permits the University to utilize marketing materials for our property in information sent to prospective students and new students admitted to the University. Our property is also marketed to students who participate in the University's new student orientation programs. The University benefits by demonstrating the availability of quality off campus housing and we benefit from the direct access to prospective residents and what amounts to the University endorsement.

With regard to our development at Cal State University at San Bernardino, we gained control of a site directly across the street from the main campus entrance. As a condition of rezoning the site for student housing, the City required that the developer successfully enter into a formal affiliation agreement with the University to ensure the development and operation of high quality student housing. We believe that our national reputation as a premier developer and manager of on campus student housing, in particular, in this case, the relationship we had developed and established with the University of California system, was a key factor in the University's decision to enter into the affiliation agreement. As part of that agreement, the University markets our community along with their own on campus housing.

At Temple University, the University had purchased by contiguous to their campus for their future use, once again, we believe our national reputation and track record played a role in the University's decision to lease us the site in order to develop our community. We entered into a traditional real estate ground lease with an initial term of 75 years, extendible to 99. The University also agreed to master lease up to 400 beds of the community during the first year of operation. In each case, we utilized our reputation to gain assistance from the universities in facilitating the entitlement process or creating a competitive operational or marketing advantage. Anyone can develop and acquire student housing; effectively managing student properties and gaining the respect of the universities and colleges that you ultimately serve can be the difference between success and failure.

Since the IPO, we have also commenced construction on a 35.8 million dollar owned off campus development near the state University of New York at Buffalo. This 271 unit, 828 bed community is expected to open for occupancy in the third quarter of 2005. We had previously developed 2 on campus properties for the University, once again, demonstrating how we utilize the relationships established though our service business to create owned off campus opportunities. Brian will give more detail on this development in a moment. We also entered into an agreement to acquire 5 student housing properties in Florida. The acquisition properties total 446 units and 1,656 beds, with an occupancy of approximately 95% as of September 30th, 2004. They are leased at an average monthly rate of $445.00 per bed. This acquisition is expected to close in the fourth quarter of 2004. Both of these transactions are consistent with our core investment strategy just described.

I would now like to focus on property operations for a moment. First, it's important to point out several operational differences between student housing and traditional multi family. As I previously stated, we lease on a per bed basis rather than on a per unit basis. The number of leases we administer is equal to the number of beds rented therefore we have higher administrative activity related to marketing, leasing and all aspects of operations than traditional multi family. Also, unlike traditional multi family where you have rolling lease commencement and termination dates, the majority of our leases begin and end on the same day and coincide with the academic year at each respective institution. Our off campus owned properties are predominantly 12 month leases with our typical lease term beginning in late August and terminating in early August of the following year.

While this offers stable -- a stable income stream during the academic year, with all the leases terminating at the same time, you can have greater volatility from one academic year to the next. Each university market has its own distinct leasing cycle, when students lease for the next upcoming academic year. These leasing windows can also be very short and differ amongst various classifications of students. If you miss a market's leasing cycle, you may not be able to recover until the following academic year. In order to manage this risk, we've developed and implemented a proprietary leasing administration and marketing software program, which we call LAMS. LAMS connects our corporate leasing and marketing staff to each of our owned properties, where on a real time basis; we can monitor traffic, follow up marketing median effectiveness and leasing and pricing trends throughout each properties unique lease up cycle.

During the third quarter of the -- during this third quarter, our 2003 -- 2004 academic year resident leases terminated and our 2004 -- 2005 academic year leases commenced. Average occupancy for same store properties at September 30th, 2004 was 96.9% compared to 88.2% at September 30th, 2003. This improvement in occupancy was in part due to the full implementation of LAMS and holding rental rates relatively flat. Average occupancy at the three recently completed owned off campus developments was 98.7% at September 30th.

The average occupancy at our on campus participating properties for the 2004 -- 2005 lease term at September 30th was 98% compared to 99.7% at September 30th, 2003. Our total owned portfolio had an occupancy of 97.6% as of September 30th. Same store NOI for our owned off campus properties for the nine month period ended September 30th, 2004 was 11.8 million dollars, compared to 12.3 million dollars for the nine month period ended September 30th, 2003, down 4.2%. Same store NOI for our owned off campus properties for the three month period ended September 30th, 2004 was 30 -- was 3.2 million, compared with 3.2 million for the three months ended prior year. Our successful 2004 lease up -- as our successful 2004 -- 2005 lease up only impacts the last month and a half of the third quarter, we will not see the improved occupancy's full financial benefit until the fourth quarter same store comparisons. Same store NOI for our on campus participating properties for the nine month period ended September 30th, 2004 was 5.8 million, compared to 5.1 million for the nine month period ended September 30th, 2003, up 12.3%. Same store NOI for our on campus participating properties for the three month period ended September 30th, 2004 was 1.3 million compared to 0.7 million for the three months ended September 30th, 2003, up 91%. Same store NOI for all owned properties for the nine month period ended September 30th, 2004 was 17.5 million, compared to 17.4 million for the nine month period ended September 30th, 2003, up 0.7%. Same store NOI for all properties for the three month period ended September 30th, 2004 was 4.5 million, compared with 3.9 million for the three month ended September 30th, '03, up 15.2%.

With regard to our third party service segments, we placed into service 6 third party on campus development projects in the third quarter, representing in excess of 218 million dollars in development and consisting of more than 1,500 units and 4,000 beds for 6 colleges and universities. Four of the respective institutions have contracted us to provide ongoing property management services. In addition, we secured two additional third party management contracts. At the end of the quarter, in conjunction with our 17 owned assets, we managed 35 properties, representing more than 8,700 units and 24,000 beds, an increase of 4,700 beds over the third quarter of 2003. I would now like to turn the call over to Mark Hager who will discuss our financial results and our current capital structure.

Mark Hager: Thanks Bill. When looking at the results for the quarter, please keep in mind that the information being discussed reflects the combination of company's operations since its commencement on August 17th, concurrent with the consummation of the IPO and the company's predecessor operations for the period prior to the IPO. The company's predecessor operations include, among other items, higher debt and interest expense levels and the operations of certain non core assets that were distributed to the predecessor owners as part of the formation transaction and are reflected as discontinued operations in our statement of operations. Our operations since the IPO include a taxable REIT subsidiary structure and other activities solely related to the operations of a publicly traded REIT, which were not present in our predecessor. Additionally, the post IPO results in the third quarter of 2004 were impacted by a series of charges totaling approximately 2.6 million dollars related to the company's recent IPO and the formation transaction. The primary components of these charges include the -- grant of profit interest units of approximately 2.1 million, the grant of restricted stockiness of 0.1 million, the write off of loan origination costs and exit fees associated with the repayment of debt of approximately 1.2 million and these items were partially offset by the recognition of a deferred tax asset associated with the step up in tax basis of the leaseholds of the participating properties owned by our TRS, resulting in an income tax benefit of approximately 0.8 million. As a result, the historic results of operations prior to the offering and related combined results of operations for the quarter discussed herein are not indicative or in some instances directly comparable to the result of operations after the offering. Historically, in an ongoing basis, the third quarter will have operating results that are lower than our other quarter. This is due to three primary factors. One, we turn all our properties in August, that the preparation of the exiting students and the incoming students, resulting in significantly higher turn and maintenance costs in August and September, compared to other months. Projects opening for the first time do not provide the full month's revenue but typically have a full month of operating expense. Also, due to the recognition of revenue on our development service contracts, using the percentage of completion basis, we recognize very little revenue during the third quarter on third party development projects completing for the fall opening. Total revenues for the third quarters of 2004 and 2003 were 13.7 million and 13.3 million respectively, an increase of 0.4 million.

As anticipated in our Prospectus, the increase in revenues for the 2004 period was a result of the increase in occupancy and the opening of the three construction properties, which were offset by a decrease in revenues from our third party development services. This decrease in development revenues had a corresponding impact on our operating results for the 2004 quarter. Brian will speak further about our third party services later in this call. Net operating loss for the third quarter of 2004 was 0.9 million, compared to net operating income of 2.9 million for the corresponding period in 2003. Excluding the IPO related charges, net operating income for the current quarter would have approximated 1.3 million dollars. Net loss for the third quarters of 2004 and 2003 approximated 5.2 million and 1.5 million respectively. Again, excluding the IPO related charges, the net loss for the current quarter would have been approximately 2.6 million. Funds from Operations for the third quarter of 2004 and 2003 were a negative 2.6 million and a positive 0.7 million respectively. Excluding the IPO related charges FFO for the current quarter would have approximated break even.

While our on campus participating properties represent 24.3% and 21.7% of total revenue for the current and prior period quarters, under our participating ground leases, we and the participating university systems each receive only 50% of the property's net cash available for distribution after payment of operating expenses, debt service and capital expenditures. It's important to note that a substantial portion of these revenues are required to be used for capital expenditures and for the amortization of the underlying debt. Under the terms of the participating leases, we do not have access to operational cash flow and do not have any obligation to financially support these operations. In addition, upon repayment of debt, our leasehold interest in these assets is terminated, therefore, the repayment of debt and capital investments do not increase our economic interest in these assets. For this reason, when considering FFO's in the measure of our performance, we believe it is useful to consider the measure modified to reflect only the economic impact of the management fees and actual cash received under these participating ground lease arrangements. We were referring to this measure as FFO, modified for the performance of on campus participating properties or FFOM. FFOM for the third quarters 2004 and 2003, was a negative 2.2 million and a positive 1.3 million respectively. Excluding the IPO related charges, FFOM for the current quarter would have approximated 0.4 million dollars.

In looking at our capital structure at September 30th, 2004, our total enterprise value approximated 352.6 million dollars, consisting of equity at market value of 236.4 million dollars and total debt, excluding the debt of our on campus participating properties, of approximately 116.3 million dollars. For the purposes of this calculation, our debt does not include the debt encumbering our on campus participating properties, totaling approximately 76.8 million dollars since the repayment of this debt does not increase our economic interest in these assets and this debt is either non recourse to us or supported by contingent payment obligation from the related university system which assures a one to one debt coverage ratio. This exclusion of on campus participating property debt is consistent with the definition and calculation of the leverage covenants contained within our revolving credit facility agreement. Our debt, excluding the on campus participating property debt consisted of 112.3 million of fixed rate mortgage debt and 4 million of variable rate secured -- of our secured revolving credit facility at a weighted average interest rate of 7.31% and a weighted average remaining term of 6.1 years.

Our variable rate debt, which at September 30 was floating at LIBOR plus 2%, represented 3.4% of our total debt and only 1.1% of our total market capitalization. This revolving credit facility matures in 2007.

September 30, our ratio of total debt, excluding our participating property debt to total enterprise value was 33%. Our remaining capacity in our revolving line of credit at September 30 was 61.1 million dollars. With that, I'll turn the discussion to Brian.

Brian Nickel: Thanks Mark. I'm going to take a few minutes to focus in on three specific areas of growth opportunity for ACC as well as give an update on the status of pending transactions which we've previously announced. First, I'm going to turn to the third party services business. As you are aware, this business is part of our TRS and consists of two types of growth opportunities. In our financial statements, we break these down between third party development services and third party management services. On the development side, we recently opened six development projects for third parties with total development budgets of 218 million. As is the case with all the projects that we've been a part of, each was completed on time and on budget for our university clients. In August, we commenced two third party developments; one of these assignments is for predevelopment and design consulting services and the other a development for a private institution in Florida which is scheduled for completion in August of 2005. Additionally, as of September 30th, 2004, we have awards for four additional projects that are in predevelopment. As anticipated and discussed at the time of the IPO, revenues for this sector, for this reporting period, have decreased from historical levels. For the three months and nine months ended 2004 over 2003, we have experienced a 2.2 million and a 2.0 million reduction in development revenue recognized. This was an expected decline and management believes it is largely due to the fact that several key personnel were focused on our IPO process. We also believe that going forward, revenues will be moving back to levels obtained previously. On that note, since the time of the offering, we have begun predevelopment on a new project at the University of Houston. At this time, this second phase at Cullen Oaks has been approved by the University Board of Regents and is in the design and financing process. This is our second phase; we did the first phase at that university. UCI Phase Two and Cleveland State, which are projects that were listed in the S-11, remain on schedule for construction starts at the end of the fourth quarter and in the first quarter 2005 respectively. Our pipeline remains strong as we continue to see significant numbers of institutions both issuing RFP's for privatized housing and exploring opportunities to partner with the private sector.

Turning to our third party management services business, as was anticipated at the time of the IPO, revenues increased 300,000 for the three months ended September 30, 2004 compared with the same period in 2003. In addition, this increase was 500,000 for the nine month period. This increase was due to five contracts that commenced in the fall of 2003 and three contracts that commenced during the quarter ended September 30, 2004. We believe that we will continue to see this business segment's revenue increase due to a couple of factors. Typically, these are three to five year contracts of approximately 4 to 5 % of revenue and in addition, we have historically seen approximately 70% of our university and foundations clients choose ACC to manage as well as develop for them.

As far as our pipeline for owned assets, I want to spend a couple of minutes talking about both the development and acquisition pipeline and give some additional color related to the transactions that we've previously announced. For development transactions, ACC is targeting developments with NOI yields of at least 9%. In addition, we want to remain focused on those opportunities that adhere to our core strategy that Bill detailed earlier in his remarks. One of the potential projects that we discussed during the road show and in the S-11 was the development of a land parcel just off campus at the State University of New York at Buffalo.

In August, we commenced construction on approximately a 36 million dollar development on this site and are currently on track for delivery in August of 2005. This land parcel is one of the last remaining developable sites that can be considered pedestrian to the campus, benefiting from a location that is attractive -- that is as attractive as some of the university's own on campus housing. In addition, we'll be the only major off campus housing that is specifically designed for student use in the market. We believe our product offering will be significantly more attractive than anything in the market with an amenities package that far exceeds anything that is currently available to students. For this development, we are projecting first year, unleveraged returns consistent with our target of 9%.

Turning to acquisitions, we have made significant progress in this area with the pending acquisition of a portfolio in Florida. At this point in time, we are under contract and are in the loan assumption process and are on track for a December closing. This asset consists of five student housing properties in Florida with 446 units and 1,656 beds for a total purchase cost of 55 million, including the assumption of 35.5 million in debt. It is consistent with our acquisition strategy, benefiting from a solid location, differentiated units and locations that would be very difficult to replicate with new developments. ACC's criteria is a 7 and a half cap on first year NOI and this acquisition is consistent with our hurdle. Based on the total purchase costs with the assumed debt, we have underwritten this acquisition at an 8% cap rate. When taken into account the impact of the recognition of fair value of the assumed debt, which is a weighted average interest rate of 7.4%, this cap rate would be approximately 7 and a half. At this point in time, we are being aggressive in finding other opportunities for both development and acquisitions. We have a tremendous pipeline of opportunity and continue to work each opportunity in order to determine the best use of our capital.

Now we will discuss our earning guidance for the last quarter of this year and preliminary earnings guidance for 2005. Our projections in terms of FFO and FFOM for the fourth quarter of 2004 are as follows: we anticipate fourth quarter FFO to be 44 to 47 cents per diluted share and FFOM to be 35 to 38 cents per diluted share. Some things about this guidance, it assumes the purchase of the Florida portfolio completed in mid December of 2004, it assumes that the awarded projects that we currently have in our third parties services business commence when expected and it also assumes that the company record a gain of 600,000 for a partial insurance settlement related to a 2003 fire at our Fresno property and that interest rates will remain relatively constant during the period.

As far as earnings guidance for 2005, our projections for FFO and FFOM are as follows: we anticipate 2005 FFO to be between $1.54 to $1.67 per diluted share and FFOM to be between $1.32 and $1.47 per diluted share. For fiscal year ended 2001 -- or 2005, guidance assumes among other things, again the completion of -- the completion of the purchase of the Florida portfolio, that the company will enter into an additional property acquisition in mid year of 2005, that the owned off campus property, the Buffalo development, will be completed on time and on budget, that the company will continue to operate the University Village at San Bernardino property which is presently under an option with Cal State San Bernardino, that our third party services business will generate revenues consistent with historic levels, and that the company's 2005 lease up will be at similar rates in occupancy as those currently experienced, that the company's costs to comply with Sarbanes-Oxley by the end of next year will approximately be $500,000 and again that interest rates will remain relatively constant. With that, we're going to go ahead and open it up for questions.

Operator: Thank you. The floor is now open for questions. If you do have a questions, you may press * then 1 on your touch tone telephone at this time. If at any point your question has been answered you may remove yourself out of the queue by using the # key. We do ask if you are on a speaker phone; please pick up your handset to provide optimum sound quality. Once again, for any questions you may have at this time, please press *1 on your touch tone telephone. Your first question is coming from Jordan Sadler of Smith Barney.

Jordan Sadler: Good morning.

Bill Bayless: Good morning Jordan.

Jordan Sadler: Hi, I -- just -- you talked a little bit about the acquisition you have lined up for December and I was just curious if you could give us some color on the acquisition environment, particularly with competition, public competition coming into the sector and what you -- what you're thinking now and going forward into '05 in terms of transactions. Thank you.

Bill Bayless: Certainly. We continue in our acquisition strategy to be very focused on qualitative acquisitions and so we are very much in the mode of not looking necessarily at growth for growth's sake but making sure that the opportunities that are numerous out there that allow opportunity for many companies coming into the industry, that we make sure that we're analyzing and focusing on those that meet our stringent investment criteria. We do not see a shortage of those, of the products that we are currently looking at where we are either in discussions, have received packages, those total over a billion dollars of prospects.

Jordan Sadler: OK, now in your guidance for '05, you're assuming some acquisitions at mid year, what sort of a magnitude?

Brian Nickel: At this point in time we're projecting 20 to 40 million dollars of acquisition -- acquisitions happening in the middle of the year, also consistent with our acquisition strategy.

Jordan Sadler: OK, now the acquisition will be financed, the balance of the acquisition, I know there's some assumed debt, will that -- that'll be done on the line I assume?

Brian Nickel: We're assuming at this point that the balance will be funded from the line.

Jordan Sadler: OK and switching over to third party services, what is the -- you guys were obviously focused on this deal earlier this year, what is -- what is really the pipeline look like in terms of development, I know you walk through -- you talked about 4 additional awards as of September 30, did those include the Cullen Oaks, UCI and Cleveland deals you mentioned or were those four incremental deals?

Bill Bayless: Those four awards related to continuing property management contracts, those that we have developed. I'll let Brian talk about the actual pipeline in the on campus development.

Brian Nickel: On the on campus development, right now, everything that we had in the pipeline is on track as we expected. The award's that in excess of that right now is the Cullen Oaks transaction that was not in the pipeline, it was -- we were in predevelopment in the middle of the quarter and have actually, officially, the Board of Regents has approved the transaction. As far as other projects that would be for an '05 opening, we don't anticipate any more happening other than the ones that we have in the pipeline right now, but we're currently short listed on a number of transactions that would break ground sometime in the middle of 2005 and then on some of the larger ones that would move into 2006. So we are on track to get back to -- to the levels that we were historically.

Jordan Sadler: It's (inaudible 38:54) -- I just wanted to be clear, so the deals were already in the pipeline prior to IPO, these aren't new, incremental deals that you went out and sourced?

Brian Nickel: Every one but the Cullen Oaks transaction, the University of Houston, which we -- we're projecting has economics of close to a million dollars of revenue falling from the very end of the fourth quarter, through the middle of -- or in August of 2005.

Jordan Sadler: And then the others, you said, I think it was 3 or 4% of revenues, where do you think the others will contribute?

Brian Nickel: If you're talking about the management services, those are the 4 to 5%. On the development services business we see an income come in a variety of fashions, historically, we've had total development fees on third parties of approximately 6%, now sometimes those fees, the margins on there are a little bit on the larger transactions, but that's -- we're seeing that that hasn't necessarily moved in the industry, we'll also have a number of transactions that are third party consulting projects that have, you know, revenue from between 300 to 600 thousand per contract. The reason we like those is they sometimes lead to additional development contracts and so that's what we're looking for.

Jordan Sadler: But on these new contracts in particular, even though they were in the pipeline, what do you think the revenue is going to generate?

Brian Nickel: From the new contracts, are you specifically referring to the -- California transaction, the Cleveland transaction, those?

Jordan Sadler: Yeah, the three new ones you cited in your press -- in your slide show.

Brian Nickel: I want to make sure we're talking about management versus development, as far as new contracts that are there.

Jordan Sadler: You said in your presentation you have three new --

Brian Nickel: We have three awarded projects, that's the UCI project which we're projecting revenues of about 3 and a half million. The Cleveland State project which we're projecting somewhere close to 1.5 million in revenue and then the other contract I believe is a consulting contract that would be about a half million dollars in revenue as well and then on top of that, you've got the Cullen Oaks transaction which is there which we believe will be close to a million.

Jordan Sadler; And that's to be earned over the next 15 months or?

Brian Nickel: It would be --

Jordan Sadler: All those fees.

Brian Nickel: The California and the Cleveland transactions are both 18 months construction time lines and then the transaction at Cullen Oaks would be over about a 10 month, an 8 to 10 month construction time line.

Bill Bayless: If you would look at the -- I believe it's page 62 of the registration statement, the awards there that had the 6.2 million dollar of revenue, you would need to add the Cullen Oaks transaction to that that Brian discussed, about another million dollars and that would give you a clear picture of what is in the pipeline of those fees that have already been awarded.

Brian Nickel: I think Jordan had another question.

Jordan Sadler: Yeah, I just wanted to follow up on San Bernardino, what is the status, have they -- in terms of the option?

Bill Bayless: We still have not received notice, we expect the university to go to their Board of Regents as expected and request permission to exercise their option, that would likely be presented to their board in this quarter and then they have approximately 60 days to close. I'm sorry, 60 days to notify us of their intent to issue the option and then 150 days to close.

Jordan Sadler: OK, so you'll know this quarter whether or not they are?

Bill Bayless: Yes, we should know by year end whether or not they intend to exercise.

Jordan Sadler: OK, that's it, thank you.

Operator: Thank you. Your next question is coming from Tony Paolone of JP Morgan.

Tony Paolone: Hi. Just on your New York development, what kind of per bed rent do you need to get to the 9% projected yield?

Bill Bayless: Right in the area of about $530 per bed.

Tony Paolone: OK, and then just to make sure I understand, when you talked about having, no other expected development starts or fee developments to hit for the '05, '06 school year, how does that work for your core, can you start any other projects or is the window shutting?

Brian Nickel: We wouldn't anticipate any other development projects that would be delivered in 2005 but if you take a look at the pipeline, there's a significant number of transactions that are out there for development that we're evaluating that would be for an '06 delivery. Those would commence during the 2005 year.

Bill Bayless: From an owned asset perspective, the window has closed as it relates to beginning development for any projects to open other than Buffalo.

Tony Paolone: OK and then you went through a lot of numbers in terms of the fee stuff in the last round of questions; can you just aggregate that into a range of numbers that you have in your guidance for '05?

Brian Nickel: Right now as far as speaking to specifically what we'll call spec revenue --

Tony Paolone: Yup.

Brian Nickel: We're projecting somewhere between one and three million of additional revenue that would fall in the 2005 fiscal year, that is excluding all of the projects that we previously had in the S-11 and also excluding Cullen Oaks. So that would be what would be kind of speculative revenue that is not identified yet.

Tony Paolone: Ok and then just to get a feel like just to understand where the same store is at, if we look at the fourth quarter of '04 here what will that -- what will the same store revenue number look like versus last year, I know you had that huge pick up in occupancy but what about on the rent side, just to get a feel?

Bill Bayless: We held rents relatively flat from the 03/04 academic year to the 04/05 to pick up those occupancy gains, those rents are in the area -- the average rent on a same store property is in the area of about $445 per bed, with the occupancy increase we would -- in '04 of this year, you will see the first true reflective same store comparison and we would expect revenue to increase correspondingly to those gains in occupancy given the rents were relatively flat.

Tony Paolone: OK what about on the expense side, any pressures there or anything abnormal?

Bill Bayless: On the expense side we see inflationary and so we would expect the underlying margin on a same store basis fourth quarter to look very good and be representative of the go forward for the first three quarters of '05.

Tony Paolone: Ok, thank you.

Operator: Thank you. Your next question is coming from Dave Rodgers of T. McDonald.

Dave Rodgers; Yeah could you guys talk a little more in detail about the same store expense increase in the quarter you just reported relative to the same quarter a year ago.

Bill Bayless: Sure. If you look at and you'll see that the -- for the third quarter, those expenses were up 8.9% however year to date, they were only up 2.4 through the nine months. There are several components to that, one being the quarter in which we book our turnover costs, we have turn costs in there at a higher level than were booked the prior year, also bad debt for the nine month period of 2003 to 2004, the prior year, was only 0.5% and we typically average more than that, our average is about 0.8 to 0.9% and so there was some bad debt written off in that quarter. Also we saw expenses in the area of benefits and also real estate tax adjustment at our Florida Properties to add.

Dave Rodgers: On the turnover costs, higher year here, you kind of addressed that in your initial comments, was that related to just higher turnover overall from your -- from your renewal rates or did you actively choose to kind of go into those properties and make -- spend more money?

Bill Bayless: We had several where we had higher occupancy and also our Boulder property which is entering its third year of operation where items were falling out of warranty, you saw a normalized term cost hit that property.

Dave Rodgers: OK, fair enough. In terms of, I know it's early still for next year, but in terms of the lease up, I remember I think it was last year you admit the lease up window early in the year I think prior to the January typical lease up, can you give us any update this year kind of how you're feeling about maybe the one or two properties that are extremely early in the process?

Bill Bayless: Yes, and the property you're referring to specifically was our property The Village at Blacksburg, where we had missed that leasing cycle in 2003 -- 2004, it had been in the high 70%, you see that that property has absolutely recovered and is in excess of 95%. We have begun the preleasing process there and as of today we have 195 applications which is a little bit ahead of last year.

Dave Rodgers: And final question or I've got 2 more but in terms of rental rates, you said they are flat overall, can you give us a better idea of how they might be across the portfolio, you know, I don't know, either by property, by state, something to give us an idea of where you're able to push rent and where maybe you weren't.

Bill Bayless: Sure and for those of you who were on the -- the webcast, you may have saw the slide there of the properties and looking at first on the go forward rents while we have built occupancy, we now do see the opportunity to increase rents inflationary across the portfolio. When we go through geographically, the softest market that we are in is Boulder and so we will be probably conservative there as it relates to rent. Our Florida properties, we have had success in escalating rent and would continue to do so. Our Arizona properties, we have strong occupancy and see the opportunity there to escalate. As a matter of fact, Commons on Apache is currently max release for Arizona State University and that's a built in escalation of 3% on that transaction, also the new construction properties with the success of the lease up being to 99%, we see the opportunities to push for rents there, especially in the two California properties.

Dave Rodgers; Ok and I guess the final question and although I understand the difference in your FFO and FFOM metrics and I appreciate the break out there, the difference for next year seem to be larger than potentially mentioned I guess on the IPO, is there a bigger difference than anticipated or is that what you had been looking for, in terms of your guidance?

Brian Nickel: I think it -- the numbers that are reflected are what we were anticipating. It may be reflective of the performance of the on campus participating properties so we'd have to look a little further into that.

Dave Rodgers: OK thank you.

Operator: Thank you. Once again, if you do have a question at this time, please press *1 on your touch tone telephone. Your next question is coming from Craig Leupold of Green Street Advisors.

Craig Leupold: Good morning. Could you talk a little bit about the difference in the same store results between the on campus and off campus community?

Bill Bayless: Sure. The on campus participating properties that are held with two university systems, we saw significant increases related to revenue and also an improvement in expenses. From a revenue perspective, we were able to escalate rents which is typical in on campus, the universities are not as susceptible to market fluctuations happening and they do tend to increase and that gives us the opportunity to increase rents in those -- those particular properties. We also -- 3,300 of those beds are located at Prairie View A & M University and Prairie View A & M University is one -- is the main provider of our utilities at that facility and they have undergone some restructuring of their programs there and billing and we have significant increases in savings related to utilities. We also increased the summer revenues related to conference business at those facilities which further drove up revenues. The 91% increase you saw in NOI we would not expect to see in the future with more stabilized gains in NOI on the go forward.

Craig Leupold: Are the typical increases for the on campus where you're not as susceptible to competition from the market, are those also generally done at something approaching inflation?

Bill Bayless: Three to five percent, 5 on the high side, 3 more normalized and in some cases, universities actually want you to raise because they do not want great differentiation between the rates you're charging and their own student housing which they tend to escalate ahead of inflation.

Craig Leupold: OK. And then, what is the average term of indebtedness on the participating properties, you say that your economic interest ends once that debt is repaid?

Mark Hager: Sure, now this is Mark Hager. Three of those properties are secured or financed with bond issues; the fourth one is on a five year note that has 4 years left. The average rate or the average term on that is 19.9 years in total.

Craig Leupold: Ok and is that typical for any new deal that you might enter for an on campus participating property?

Mark Hager: Those on campus participating property deals are typically 25 to 30 year amortization so what you're seeing reflected here is that 19.9 million is a little skewed by that short term note, that loan has to be paid off in a total of 30 years and I believe there is about 27 years left on that amortization period and so typically 25 to 30 years is the life of those ground leases.

Craig Leupold: OK, also kind of coming from a big picture standpoint do you expect any benefit from being a public company in terms of, you know, your perception in the eyes of the university system?

Mark Hager: Absolutely and that was one of our driving motivations in the decision to go public in that we feel that the transparency of being a public company operating in the public environment of higher education would be seen as a great benefit.

Craig Leupold: OK and then last question, can you just walk through kind of your def -- you talked about sort of your hurdle rates for development and acquisition yield, can you just sort of talk through, is that from an ap or cap ex number and if so, what you're assuming for cap ex and then in terms of any additional property management expenses?

Bill Bayless: That's an -- that is an after cap ex yield first of all. As far as a per bed cap ex, something that would be typical is something that ranges between 150 and 200 a bed but we'd like to point out that we've got a fairly stringent acquisition process and property by property depending upon, you know, the quality of development will impact those ongoing costs. What was the last part of the question?

Craig Leupold: Just in terms of incremental property management expense, are you -- the -- you know, are you thinking about, you know, a four to five percent of revenue hit when you're calculating that yield?

Bill Bayless: We have evaluated what would be considered a historical cost, we project approximately 2.5% of revenue to be a cost, we are incorporating that in the -- in the yield.

Craig Leupold: OK, great. Thank you.

Operator: There are no further questions at this time. I would like to turn the floor to Mr. Bayless for any closing remarks.

Bill Bayless: I would like to thank all of you for taking the opportunity to join us in our first earnings call. We will be at NAREIT next week and look forward to speaking to many of you who will be there and I look forward to speaking with you for the fourth quarter results next year. Thank you very much.

Operator: Thank you. This does conclude today's teleconference. You may now disconnect your lines and have a wonderful day.